Exhibit 10.1

Standard Form of OFFICE BUILDING LEASE Developed by PORTLAND METROPOLITAN ASSOCIATION OF BUILDING OWNERS AND MANAGERS

OFFICE LEASE

This lease, made and entered into at Portland, Oregon, this 7th day of September 2006 by and between

LANDLORD: Union Bank of California as Trustee for Quest Group Trust VII

and

TENANT: ImageWare Systems, Incorporated

Landlord hereby leases to Tenant the following: approximately 3,470 rentable square feet, known as Suite      (the Premises), located at 9200 S.E. Sunnybrook Blvd., Clackamas, Oregon, containing approximately 103,734 rentable square feet (the Building), calculated using a load factor of (15%) fifteen percent.

Tenant’s Proportion Share for purposes of Section 19 shall be 3.35%.

This lease is for a term of thirty-seven (37) months commencing October 1, 2006 and continuing through October 31, 2009 at a Monthly Base Rental as follows:

October 1, 2006 through October 31, 2006	Free Rent

November 1, 2006 through September 30, 2007	$6,940.00 per month ($24.00 per square foot annually)

October 1, 2007 through September 30, 2008	$7,229.17 per month ($25.00 per square foot annually)

October 1, 2008 through October 31, 2009	$7,373.75 per month ($25.50 per square foot annually)

Rent is payable in advance on the first day of each month.

Landlord and Tenant covenant and agree as follows:

1.1       Delivery of Possession.

Should Landlord be unable to deliver possession of the Premises on the date fixed for the commencement of the term, commencement will be deferred and Tenant shall owe no rent until notice from Landlord tendering possession to Tenant, unless such delay is caused by Tenant Delay as defined in the Addendum.  If possession is not so tendered within 90 days following commencement of the term, unless due to Tenant Delay, then Tenant may elect to cancel this lease by notice to Landlord within 10 days following expiration of the 90-day period.  Landlord shall have no liability to Tenant for delay in delivering possession, nor shall such delay extend the term of this lease in any manner unless the parties execute a written extension agreement.

2.1       Rent Payment.

Tenant shall pay the Base Rent for the Premises and any additional rent provided herein without deduction or offset.  Rent for any partial month during the lease term shall be prorated to reflect the number of days during the month that Tenant occupies the Premises.  Additional rent means amounts determined under Section 19 of this Lease and any other sums payable by Tenant to Landlord under this Lease.  Rent not paid when due shall bear interest at the rate of one-and-one-half percent per month until paid.  Landlord may at its option impose a late charge of $.05 for each $1 of rent for rent payments made more than 10 days late in lieu of interest for the first month of delinquency, without waiving any other remedies available for default.  Failure to impose a late charge shall not be a waiver of Landlord’s rights hereunder.

3.1       Lease Consideration.

Upon execution of the lease Tenant has paid the Base Rent for the first full month of the lease term for which rent is payable and in addition has paid the sum of $7,373.75 as lease consideration.  Landlord may apply the lease consideration to pay the cost of performing any obligation which Tenant fails to perform within the time required by this lease, but such application by Landlord shall not be the exclusive remedy for Tenant’s default.  If the lease consideration is applied by Landlord, Tenant shall on demand pay the sum necessary to replenish the lease consideration to its original amount. To the extent not applied by Landlord to cure defaults by Tenant, the lease consideration shall be applied to costs at the end of the lease term, including but not limited to, repairs in excess of “normal wear and tear” and reconciliation of operating expenses. Any portion of the lease consideration not used to cover the end of term expenses shall be refundable. If Tenant is in default under this Lease more than two (2) times within any twelve-month period, irrespective of whether or not such default is cured, then without limiting Landlord’s other rights and remedies provided for in this Lease or at law or equity, the lease consideration shall automatically be increased by an amount equal to three (3) times the original lease consideration.

4.1       Use.

Tenant shall use the Premises as business for a general office use and for no other purpose without Landlord’s written consent.  In connection with its use, Tenant shall at its expense promptly comply and cause the Premises to comply with all applicable laws, ordinances, rules and regulations of any public authority and shall not annoy, obstruct, or interfere with

Please Initial  Landlord          Tenant

the rights of other tenants of the Building.  Tenant shall create no nuisance nor allow any objectionable fumes, noise, or vibrations to be emitted from the Premises.  Tenant shall not conduct any activities that will increase Landlord’s insurance rates for any portion of the Building or that will in any manner degrade or damage the reputation of the Building.

4.2       Equipment.

Tenant shall install in the Premises only such office equipment as is customary for general office use and shall not overload the floors or electrical circuits of the Premises or Building or alter the plumbing or wiring of the Premises or Building.  Landlord must approve in advance the location of and manner of installing any wiring or electrical, heat generating or communication equipment or exceptionally heavy articles.  All telecommunications equipment, conduit, cables and wiring, additional dedicated circuits and any additional air conditioning required because of heat generating equipment or special lighting installed by Tenant shall be installed and operated at Tenant’s expense.  Landlord shall have no obligation to permit the installation of equipment by any telecommunications provider whose equipment is not then servicing the Building.

4.3       Signs.

No signs, awnings, antennas, or other apparatus shall be painted on or attached to the Building or anything placed on any glass or woodwork of the Premises or positioned so as to be visible from outside the Premises without Landlord’s written approval as to design, size, location, and color.  All signs installed by Tenant shall comply with Landlord’s standards for signs and all applicable codes and all signs and sign hardware shall be removed upon termination of this lease with the sign location restored to its former state unless Landlord elects to retain all or any portion thereof.

5.1       Utilities and Services.

Landlord will furnish water and electricity to the Building at all times and will furnish heat and air conditioning (if the Building is air conditioned) during the normal Building hours as established by Owner.  Janitorial service will be provided in accordance with the regular schedule of the Building, which schedule and service may change from time to time.  Tenant shall comply with all government laws or regulations regarding the use or reduction of use of utilities on the Premises.  Interruption of services or utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this lease.  Landlord shall take all reasonable steps to correct any interruptions in service.  Electrical service furnished will be 110 volts unless different service already exists in the Premises.  Tenant shall provide its own surge protection for power furnished to the Premises.

5.2       Extra Usage.

If Tenant uses excessive amounts of utilities or services of any kind because of operation outside of normal Building hours, high demands from office machinery and equipment, nonstandard lighting, or any other cause.  Landlord may impose a reasonable charge for supplying such extra utilities or services, which charge shall be payable monthly by Tenant in conjunction with rent payments.  In case of dispute over any extra charge under this paragraph, Landlord shall designate a qualified independent engineer whose decision shall be conclusive on both parties.  Landlord and Tenant shall each pay one-half of the cost of such determination.

5.3       Security.

Landlord may but shall have no obligation to provide security service or to adopt security measures regarding the Premises, and Tenant shall cooperate with all reasonable security measures adopted by Landlord.  Tenant may install a security system within the leased Premises with Landlord’s written consent, which will not be unreasonably withheld.  Landlord will be provided with an access code to any security system and shall not have any liability for accidentally setting off Tenant’s security system.  Landlord may modify the type or amount of security measures or services provided to the Building or the Premises at any time.

6.1       Maintenance and Repair.

Landlord shall have no liability for failure to perform required maintenance and repair unless written notice of such maintenance or repair is given by Tenant and Landlord fails to commence efforts to remedy the problem in a reasonable time and manner.  Landlord shall have the right to erect scaffolding and other apparatus necessary for the purpose of making repairs, and Landlord shall have no liability for interference with Tenant’s use because of repairs and installations.  Tenant shall have no claim against Landlord for any interruption or reduction of services or interference with Tenant’s occupancy, and no such interruption or reduction shall be construed as a constructive or other eviction of Tenant.  Repair of damage caused by negligent or intentional acts or breach of this lease by Tenant, its employees or invitees shall be at Tenant’s expense.

6.2       Alterations.

Tenant shall not make any alterations, additions, or improvements to the Premises, change the color of the interior, or install any wall or floor covering without Landlord’s prior written consent which may be withheld in Landlord’s sole discretion.  Any such improvements, alterations, wiring, cables or conduit installed by Tenant shall at once become part of the Premises and belong to Landlord except for removable machinery and unattached movable trade fixtures.  Landlord may at its option require that Tenant remove any improvements, alterations, wiring, cables or conduit installed by or for Tenant and restore the Premises to the original condition upon termination of this lease.  Landlord shall have the right to approve the contractor used by Tenant for any work in the Premises, and to post notices of nonresponsibility in connection with work being performed by Tenant in the Premises.  Work by Tenant shall comply with all laws then applicable to the Premises.

7.1       Indemnity.

Tenant shall not allow any liens to attach to the Building or Tenant’s interest in the Premises as a result of its activities.  Tenant shall indemnify and defend Landlord and its managing agents from any claim, liability, damage, or loss occurring on the Premises, arising out of any activity by Tenant, its agents, or invitees or resulting from Tenant’s failure to comply

Please Initial  Landlord          Tenant

with any term of this lease.  Neither Landlord nor its managing agent shall have any liability to Tenant because of loss or damage to Tenant’s property or for death or bodily injury caused by the acts or omissions of other Tenants of the Building, or by third parties (including criminal acts).

7.2       Insurance.

Tenant shall carry liability insurance with limits of not less than two Million Dollars ($2,000,000) combined single limit bodily injury and property damage which insurance shall have an endorsement naming Landlord and Landlord’s managing agent, if any, as an additional insured, cover the liability insured under paragraph 7.1 of this lease and be in form and with companies reasonably acceptable to Owner.  Prior to occupancy, Tenant shall furnish a certificate evidencing such insurance, which shall state that the coverage shall not be cancelled or materially changed without 10 days advance notice to Landlord and Landlord’s managing agent, if any.  A renewal certificate shall be furnished at least 10 days prior to expiration of any policy.

8.1       Fire or Casualty.

“Major Damage” means damage by fire or other casualty to the Building or the Premises which causes the Premises or any substantial portion of the Building to be unusable, or which will cost more than 25 percent of the pre-damage value of the Building to repair, or which is not covered by insurance.  In case of Major Damage, Landlord may elect to terminate this lease by notice in writing to the Tenant within 30 days after such date.  If this lease is not terminated following Major Damage, or if damage occurs which is not Major Damage, Landlord shall promptly restore the Premises to the condition existing just prior to the damage.  Tenant shall promptly restore all damage to tenant improvements or alterations installed by Tenant or pay the cost of such restoration to Landlord if Landlord elects to do the restoration of such improvements.  Rent shall be reduced from the date of damage until the date restoration work being performed by Landlord is substantially complete, with the reduction to be in proportion to the area of the Premises not useable by Tenant.

8.2       Waiver of Subrogation.

Tenant shall be responsible for insuring its personal property and trade fixtures located on the Premises and any alterations or tenant improvements it has made to the Premises.  Neither Landlord, its managing agent nor Tenant shall be liable to the other for any loss or damage caused by water damage, sprinkler leakage, or any of the risks that are or could be covered by a special all risk property insurance policy, or for any business interruption, and there shall be no subrogated claim by one party’s insurance carrier against the other party arising out of any such loss.  This waiver is binding only if it does not invalidate the insurance coverage of either party hereto.

9.1       Eminent Domain.

If a condemning authority takes title by eminent domain or by agreement in lieu thereof to the entire Building or a portion sufficient to render the Premises unsuitable for Tenant’s use, then either party may elect to terminate this lease effective on the date that possession is taken by the condemning authority.  Rent shall be reduced for the remainder of the term in an amount proportionate to the reduction in area of the Premises caused by the taking.  All condemnation proceeds shall belong to Landlord, and Tenant shall have no claim against Landlord or the condemnation award because of the taking.

10.1   Assignment and Subletting.

This lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns, provided that Tenant shall not assign its interest under this lease or sublet all or any portion of the Premises without first obtaining Landlord’s consent in writing.  This provision shall apply to all transfers by operation of law including but not limited to mergers and changes in control of Tenant.  No assignment shall relieve Tenant of its obligation to pay rent or perform other obligations required by this lease, and no consent to one assignment or subletting shall be a consent to any further assignment or subletting.  Landlord shall not unreasonably withhold its consent to any assignment or subletting provided the effective rental paid by the subtenant or assignee is not less than the current scheduled rental rate of the Building for comparable space and the proposed Tenant is compatible with Landlord’s normal standards for the Building.  If Tenant proposes a subletting or assignment to which Landlord is required to consent under this paragraph, Landlord shall have the option of terminating this lease and dealing directly with the proposed subtenant or assignee, or any third party.  If an assignment or subletting is permitted, any cash profit, or the net value of any other consideration received by Tenant as a result of such transaction shall be paid to Landlord promptly following its receipt by Tenant.  Tenant shall pay any costs incurred by Landlord in connection with a request for assignment or subletting, including reasonable attorneys’ fees.

11.1   Default.

Any of the following shall constitute a default by Tenant under this lease:

(a)          Tenant’s failure to pay rent or any other charge under this lease within 10 days after it is due, or failure to comply with any other term or condition within 20 days following written notice from Landlord specifying the noncompliance.  If such noncompliance cannot be cured within the 20-day period, this provision shall be satisfied if Tenant commences correction within such period and thereafter proceeds in good, faith and with reasonable diligence to effect compliance as soon as possible.  Time is of the essence of this lease.

(b)         Tenant’s insolvency, business failure or assignment for the benefit of its creditors.  Tenant’s commencement of proceedings under any provision of any bankruptcy or insolvency law or failure to obtain dismissal of any petition filed against it under such laws within the time required to answer; or the appointment of a receiver for all or any portion of Tenant’s properties or financial records.

(c)          Assignment or subletting by Tenant in violation of paragraph 10.1.

(d)         Vacation or abandonment of the Premises without the written consent of Landlord or failure to occupy the Premises within 20 days after notice from Landlord tendering possession.

11.2   Remedies for Default.

In case of default as described in paragraph 11.1 Landlord shall have the right to the following remedies, which are intended to be cumulative and in addition to any other remedies provided under applicable law:

Please Initial  Landlord          Tenant

(a)          Landlord may at its option terminate the lease by notice to Tenant.  With or without termination, Landlord may retake possession of the Premises and may use or relet the Premises without accepting a surrender or waiving the right to damages.  Following such retaking of possession, efforts by Landlord to relet the Premises shall be sufficient if Landlord follows its usual procedures for finding tenants for the space at rates not less than the current rates for other comparable space in the Building.  If Landlord has other vacant space in the Building, prospective tenants may be placed in such other space without prejudice to Landlord’s claim to damages or loss of rentals from Tenant.

(b)         Landlord may recover all damages caused by Tenant’s default which shall include an amount equal to rentals lost because of the default, lease commissions paid for this lease, and the unamortized cost of any tenant improvements installed by Landlord to meet Tenant’s special requirements.  Landlord may sue periodically to recover damages as they occur throughout the lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing.  Landlord may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the lease.  Such damages shall be measured by the difference between the rent under this lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of judgement at the prevailing interest rate on judgements.

(c)          Landlord may make any payment or perform any obligation, which Tenant has failed to perform, in which case Landlord shall be entitled to recover from Tenant upon demand all amounts so expended, plus interest from the date of the expenditure at the rate of one-and-one-half percent per month.  Any such payment or performance by Landlord shall not waive Tenant’s default.

12.1   Surrender.

On expiration or early termination of this lease Tenant shall deliver all keys to Landlord and surrender the Premises vacuumed, swept, and free of debris and in the same condition as at the commencement of the term subject only to reasonable wear from ordinary use.  Tenant shall remove all of its furnishings and trade fixtures that remain its property and repair all damage resulting from such removal.  Failure to remove shall be an abandonment of the property, and Landlord may dispose of it in any manner without liability.  If Tenant fails to vacate the Premises when required, including failure to remove all its personal property, Landlord may elect either: (i) to treat Tenant as a tenant from month to month, subject to the provisions of this lease except that rent shall be one-and-one-half times the total rent being charged when the lease term expired, and any option or other rights regarding extension of the term or expansion of the Premises shall no longer apply; or (ii) to eject Tenant from the Premises and recover damages caused by wrongful holdover.

13.1   Regulations.

Landlord shall have the right but shall not be obligated to make, revise and enforce regulations or policies consistent with this lease for the purpose of promoting safety, health (including moving, use of common areas and prohibition of smoking), order, economy, cleanliness, and good service to all tenants of the Building.  All such regulations and policies shall be complied with as if part of this lease.

14.1   Access.

During times other than normal Building hours Tenant’s officers and employees or those having business with Tenant may be required to identify themselves or show passes in order to gain access to the Building.  Landlord shall have no liability for permitting or refusing to permit access by anyone.  Landlord may regulate access to any Building elevators outside of normal Building hours.  Landlord shall have the right to enter upon the Premises at any time by passkey or otherwise to determine Tenant’s compliance with this lease, to perform necessary services, maintenance and repairs or alterations to the Building or the Premises, or to show the Premises to any prospective tenant or purchasers.  Except in case of emergency such entry shall be at such times and in such manner as to minimize interference with the reasonable business use of the Premises by Tenant.

14.2   Furniture and Bulky Articles.

Tenant shall move furniture and bulky articles in and out of the Building or make independent use of the elevators only at times approved by Landlord following at least 24 hours written notice to Landlord of the intended move.  Landlord will not unreasonably withhold its consent under this paragraph.

15.1   Notices.

Notices between the parties relating to this lease shall be in writing, effective when delivered, or if mailed, effective on the second day following mailing, postage prepaid, to the address for the party stated in this lease or to such other address as either party may specify by notice to the other.  Notice to Tenant may always be delivered to the Premises. Rent shall be payable to Landlord at the same address and in the same manner, but shall be considered paid only when received.

16.1   Subordination and Attornment.

This lease shall be subject to and subordinate to any mortgages, deeds of trust, or land sale contracts (here after collectively referred to as encumbrances) now existing against the Building.  At Landlord’s option this lease shall be subject and subordinate to any future encumbrance hereafter placed against the Building (including the underlying land) or any modifications of existing encumbrances, and Tenant shall execute such documents as may reasonably be requested by Landlord or the holder of the encumbrance to evidence this subordination.  If any encumbrance is foreclosed, then if the purchaser at foreclosure sale gives to Tenant a written agreement to recognize Tenant’s lease, Tenant shall attorn to such purchaser and this Lease shall continue.

16.2   Transfer of Building.

If the Building is sold or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee and recognize it as the lessor under this lease, and, provided the purchaser or transferee assumes all obligations hereunder, the transferor shall have no further liability hereunder.

Please Initial  Landlord          Tenant

16.3   Estoppels.

Either party will within 10 days after notice from the other execute, acknowledge and deliver to the other party a certificate certifying whether or not this lease has been modified and is in full force and effect; whether there are any modifications or alleged breaches by the other party; the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent; and any other facts that may reasonably be requested.  Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.  If requested by the holder of any encumbrance, or any ground lessor, Tenant will agree to give such holder or lessor notice of and an opportunity to cure any default by Landlord under this lease.

17.1 Attorneys’ Fees.

In any litigation arising out of this lease, the prevailing party shall be entitled to recover attorneys’ fees at trial and on any appeal.  If Landlord incurs attorneys’ fees because of a default by Tenant, Tenant shall pay all such fees whether or not litigation is filed.

18.1   Quiet Enjoyment.

Landlord warrants that so long as Tenant complies with all terms of this lease it shall be entitled to peaceable and undisturbed possession of the Premises free from any eviction or disturbance by Landlord.  Neither Landlord nor its managing agent shall have any liability to Tenant for loss or damages arising out of the acts, including criminal acts, of other tenants of the Building or third parties, nor any liability for any reason which exceeds the value of its interest in the Building.

19.1   Additional Rent-Tax Adjustment.

Whenever for any July 1 — June 30 tax year the real property taxes levied against the Building and its underlying land exceed those levied for the 2005-2006 tax year, then the monthly rental for the next succeeding calendar year shall be increased by one-twelfth of such tax increase times Tenant’s Proportionate Share.  “Real property taxes” as used herein means all taxes and assessments of any public authority against the Building and the land on which it is located, the cost of contesting any tax and any form of fee or charge imposed on Landlord as a direct consequence of owning or leasing the Premises, including but not limited to rent taxes, gross receipt taxes, leasing taxes, or any fee or charge wholly or partially in lieu of or in substitution for ad valorem real property taxes or assessments, whether now existing or hereafter enacted.  If any portion of the Building is occupied by a tax-exempt tenant so that the Building has a partial tax exemption under ORS 307.112 or a similar statute, then real property taxes shall mean taxes computed as if such partial exemption did not exist.  If a separate assessment or identifiable tax increase arises because of improvements to the Premises, then Tenant shall pay 100 percent of such increase.

19.3   Operating Expense Adjustment.

Tenant shall pay as additional rent Tenant’s Proportionate Share of the amount by which operating expenses for the Building increase over those experienced by Landlord during the calendar year 2006 (base year).  Effective January 1 of  each year Landlord shall estimate the amount by which operating expenses are expected to increase, if any, over those incurred in the base year.  Monthly rental for that year shall be increased by one-twelfth of Tenant’s share of the estimated increase.  Following the end of each calendar year, Landlord shall compute the actual increase in operating expenses and bill Tenant for any deficiency or credit Tenant with any excess collected.  As used herein “operating expenses” shall mean all costs of operating and maintaining the Building as determined by standard real estate accounting practice, including, but not limited to:  all water and sewer charges; the cost of natural gas and electricity provided to the Building; janitorial and cleaning supplies and services; administration costs and management fees; superintendent fees; security services, if any; insurance premiums; licenses, permits for the operation and maintenance of the Building and all of its component elements and mechanical systems; the annual amortized capital improvement cost (amortized over such a period as Landlord may select but not shorter than the period allowed under the Internal Revenue Code and at a current market interest rate) for any capital improvements to the Building required by any governmental authority or those which have a reasonable probability of improving the operating efficiency of the Building. In the event the Building is not at least ninety-five percent (95%) occupied, the Landlord will gross up all Operating Expenses for the base year and the comparison year to the level they would have been at had the Building been ninety-five percent (95%) occupied.

19.4   Disputes.

If Tenant disputes any computation of additional rent or rent adjustment under paragraphs 19.1 through 19.3 of this lease, it shall give notice to Landlord not later than one year after the notice from Landlord describing the computation in question, but in any event not later than 30 days after expiration or earlier termination of this lease.  If Tenant fails to give such a notice, the computation by Landlord shall be binding and conclusive between the parties for the period in question.  If Tenant gives a timely notice, the dispute shall be resolved by an independent certified public accountant selected by Landlord whose decision shall be conclusive between the parties.  Each party shall pay one-half of the fee for making such determination except that if the adjustment in favor of Tenant does not exceed ten percent of the escalation amounts for the year in question, Tenant shall pay (i) the entire cost of any such third-party determination; and (ii) Landlord’s out-of-pocket

Please Initial  Landlord          Tenant

costs and reasonable expenses for personnel time in responding to the audit.  Nothing herein shall reduce Tenant’s obligations to make all payments as required by this lease.

20.1   Complete Agreement; No Implied Covenants.

This lease and the attached Exhibits and Schedules if any, constitute the entire agreement of the parties and supersede all prior written and oral agreements and representations and there are no implied covenants or other agreements between the parties except as expressly set forth in this Lease.  Neither Landlord nor Tenant is relying on any representations other than those expressly set forth herein.

20.2   Space Leased AS IS.

Unless otherwise stated in this Lease, the Premises are leased AS IS in the condition now existing with no alterations or other work to be performed by Landlord.

20.3   Captions.

The titles to the paragraphs of this lease are descriptive only and are not intended to change or influence the meaning of any paragraph or to be part of this lease.

20.4   Nonwaiver.

Failure by Landlord to promptly enforce any regulation, remedy or right of any kind under this Lease shall not constitute a waiver of the same and such right or remedy may be asserted at any time after Landlord becomes entitled to the benefit thereof notwithstanding delay in enforcement.

20.5   Exhibits.

The following Exhibits are attached hereto and incorporated as a part of this lease:

Exhibit A	The Premises
Exhibit B	Description of Land
Exhibit C	Space Plan
Exhibit D	Building Standards
Exhibit E	Janitorial Specifications and HVAC Holiday Schedule
Exhibit F	Rules and Regulations for Office Lease
Addendum A	Additional Provisions
Billing Information

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this lease as of the day and year first written above.

LANDLORD: Union Bank of California as Trustee for Quest Group Trust VII

By:
Jason Kaufman
Title:	Assistant Vice President

Address for notices:	Address for rent:
Quest Property Management	Quest Group Trust VII
One SW Columbia, Suite 435	P.O. Box 5037-221
Portland, Oregon 97258	Portland, Oregon 97208

TENANT: as Trustee for Quest Group Trust VII

By:

Title:

Address for notices:

Please Initial  Landlord          Tenant

EXHIBIT A

The Premises

Please Initial Landlord                 Tenant

EXHIBIT B

Description of the Land

PARCEL I:

A tract of land located in the Northwest one-quarter of Section 4, Township 2 South, Range 2 East of the Willamette Meridian, in the County of Clackamas and State of Oregon, and being more particularly described as follows:

Commencing at an iron pipe at the intersection of the Northwest line of the William T. Matlock Donation Land Claim No. 37 and the Northwesterly line of that parcel of land described in Deed Records 71-18673, Clackamas County Deed Records, being the Northwesterly line of State Highway I-205, said iron pipe lying South68o 09’ 42” West 698.90 feet distance from the Northerly corner of the William T. Matlock Donation Land Claim No. 37; thence South 68o 09’ 42” West 613.59 feet to the true point of beginning; thence South 68o 09’ 42” West 106.34 feet; thence North 53o 27’ 55” West 136.44 feet; thence North 79o 44’ 56” West 274.14 feet; thence North 60o 49’ 33” West 157.21 feet; thence North 16o 04’ 47” East 148.56 feet; thence South 85o 07’ 07”  West 127.83 feet; thence 01o 11’ 32” West 125.27 feet to the Southwest corner of that tract of land described in Warranty Deed to Clackamas Water District, Warranty Deed recorded July 2, 1982, Fee No. 82-18306; thence along the Southerly line of said Water District Tract North 89o 48’ 44” East 100.02 feet to the Southeast corner of said Water District Tract; thence along the Easterly line of said Water District Tract North 01o 14’ 54” West 97.79 feet; thence North 89o 52’ 24” East 246.94 feet; thence South 01o 01’ 11” East 160.00 feet; thence North 88o 58’ 49” East 246.94 feet; thence South 01o 01’ 11” East 200.00 feet; thence North 88o 58’ 49” East 65.00 feet; thence South 01o 01’ 11” East 65.00 feet; thence North 88o 58’ 49” East 150.00 feet; thence South 01o 01’ 11” East 104.15 feet to the true point of beginning.

EXCEPTING THEREFROM that certain tract conveyed to Sisters of Providence in Oregon doing business as Providence Medical Center, by Deed recorded as Fee No. 93-01240, Clackamas County Deed Records.

ALSO EXCEPTING THEREFROM that portion lying Westerly of the Easterly line of Oak Bluff Avenue as described in Deed recorded as Recorder’s Fee No. 96-074103.

AND FURTHER EXCEPTING THEREFROM any portion of the above property described in Bargain and Sale Deed recorded September 18, 1998, as Recorder’s Fee No. 98-087434.

PARCEL II:

A track of land located in the Northwest one-quarter of Section 4, Township 2 South, Range 2 East of the Willamette Meridian, in the County of Clackamas and State of Oregon, and being more particularly described as follows:

Commencing at an iron pipe at the intersection of the Northwest line of the William T. Matlock Donation land Claim No. 37 and the Northwesterly line of that parcel of land described in Deed Records 71-18673, Clackamas County Deed Records, being the Northwesterly line of State Highway I-205, said iron pipe lying South 68o 09’ 42” West 698.90 feet distance from the Northerly corner of the William T. Matlock Donation Land Claim No. 37; thence South 68o 09’ 42” West 613.59 feet and North 01o 01’ 11” West 104.15 feet to the true point of beginning; thence South 88o 58’ 49” West 150.00 feet; thence North 01o 01’ 11” West 65.00 feet; thence South 88o 58’ 49” West 65.00 feet; thence North 01o 01’ 11” West 200.00 feet;  thence South 88o 58’ 49” West 135.00 feet; thence North 01o 01’ 11” West 160.00 feet; thence North 89o 52’ 24” East 265.03 feet; thence South 01o 01’ 11” East 355.87 feet; thence North 88o 58’ 49” East 85.00 feet; thence South 01o 01’ 11” East 65.00 feet to the true point of beginning.

EXCEPTING THEREFROM that certain tract conveyed to Sisters of Providence in Oregon doing business as Providence Medical Center, by Deed recorded as Fee No. 93-01240, Clackamas County Deed Records.

AND FURTHER EXCEPTING THEREFROM any portion of the above property described in Bargain and Sale Deed recorded September 18, 1998 as Recorder’s Fee No. 98-087434.

PACRCEL III:

An access easement including the terms and provisions created by instrument recorder September 15, 1998, as Recorder’s Fee No. 98-085958, over the following described land:

A parcel of land lying in the Northwest one-quarter of Section 4, Township 2 South, Range 2 East, of the Willamette Meridian, in the County of Clackamas and State of Oregon and being a portion of and lying within that property deeded to Sisters of Providence in Oregon and DBA Providence via Document No. 93-01240, recorded January 8, 1993, said parcel being that portion of said Providence property included in a strip of land variable in width, lying on the Southerly side of the relocated center line of Sunybrook Road, which center line is described in Parcel I of that instrument recorded September 15, 1998, as Recorder’s Fee No. 98-085958.

The widths in meters of the strip of land above referred to are as follows:

Station to Station	Width on Southerly Side of Center Line

11+229.765 11+230.098	19.825m (65.04’) in a straight line to 41.00m (134.51’)

11+230.098 11+250.00	41.00m (134.51’) parallel to center line

11+250.00 11+250.00	41.00 (134.51’) in a straight line to 19.821M (65.03’)

EXCEPT THEREFROM that portion of said property lying within the existing right-of-way of Sunnybrook Road.

Please Initial Landlord                 Tenant

EXHIBIT C

The Space Plan

Please Initial Landlord                 Tenant

EXHIBIT D

Building Standards

1.                          SUITE ENTRY DOOR:  Solid core hardwood, cherry veneer entry doors from core area.

2.                      CEILING:  Building standard 2’ x 4’, U.S.G. #3575 acoustical tile in a white 15/16 exposed flange grid ceiling system. Ceiling height first floor 9’-10” minimum; second through fourth floors 9’-00.

3.                          WINDOW COVERING:  Building standard vertical blinds on all exterior windows.

4.                          INTERIOR WALLS: 2-1/2” metal stud with one layer 5/8” gypsum board each side taped and finished smooth.

5.                          WALL PAINT:  Acrylic satin latex enamel, building standard color.  Manufacturer is Rodda Laysen eggshell or Miller 6200 series or equal.

6.                          INTERIOR OFFICE DOORS:  Building standard, cherry solid core door with latch set.  Hardware finish is bright chrome.

7.                          LIGHTING:   One fixture every 80 square feet, not to exceed Oregon Energy Code.

8.                      FLOOR COVERING:  Building standard carpeting will be 32 ounce, anti-static direct, glue down carpet, solid color, plush-cut pile by Designweave.

9.                          HEATING, VENTILATING AND AIR CONDITIONING:  Ductwork, supply, return grilles and thermostats; separate zones for conference rooms, corner offices and private offices. Perimeter zones to be fan powered VAV with electric reheat.  Interior zones to be cooling only VAV.  No cross zoning between tenants or between interior and perimeter zones.  All lunch rooms and break rooms to have exhaust fans.

10.                   ELECTRICAL OUTLETS:   Building standard wall duplex outlets at the rate of two (2) for each 150 square feet of leased area on a shared circuit, not to exceed eight.

11.                   TELEPHONE OUTLETS:   Building standard telephone outlets consist of a four square box with a ¾” conduit stubbed above ceiling at two per 250 square feet of leased area.

12.                   PLUMBING:  None included in building standard items within Tenant’s leased area but available at Tenant’s expense.  Restrooms, showers and water fountains provided in common areas by Landlord.

13.                   SUITE IDENTIFICATION:  Landlord will determine suite number identification per building standard graphic system.

14.                   SPACE PLANNING:  All necessary space planning to design the building standards.

Please Initial Landlord                 Tenant

EXHIBIT E

Janitorial Specifications and HVAC Holiday Schedule

TENANT OFFICE AREA

FIVE TIMES PER WEEK: Sunday through Thursday evenings.

1.             Gather waste paper and place for disposal.

2.               Empty and wash ashtrays.

3.               Sweep and/or dust mop floor surfaces.

4.               Vacuum clean all carpeted traffic areas.  Spot clean as necessary.

5.               Dust chairs, tables and other office furniture, but not desk.

6.               Dust lights and other flat surfaces within reach.

7.               Dust counters, file cabinets and telephones.

8.               Properly arrange furniture in offices.

9.               Remove fingerprints from doors and partition glass.

10.         Check doors and windows upon completion of work.

11.         Polish brass push plates.

12.         Sweep stairways.

13.         Leave only designated night lights on.

ONE TIME PER WEEK

1.               Dust high partition ledges and moldings.

2.               Clean door kick plates and trashcans.

3.               Dust panel walls and wood doors.

4.               Edge all carpeted areas on a rotating basis.

ONE TIME PER MONTH

Clean, wax and polish composition floors.

ONCE EVERY SIX MONTHS

Clean exterior of perimeter windows.

ONE TIME PER YEAR

Clean interior of perimeter windows and relites in tenant spaces

RESTROOMS

FIVE TIMES PER WEEK

1.               Clean restrooms, wash basins, dispensers and chrome platings.

2.               Clean mirrors and frames.

3.               Wet mop floors.

4.               Sanitize toilets, toilet seats and urinals.

5.               Dust ledges and partitions.

6.               Refill all dispensers.

ONE TIME PER MONTH

Wash walls and doors.

ONE TIME PER YEAR

Machine scrub and seal restroom floors.

LOBBIES, STAIRWAYS, AND ELEVATORS

FIVE TIMES PER WEEK

1.               Wet mop or vacuum main entrance lobby floors.

2.               Spot wash walls and doors.

3.               Vacuum elevator.

Please Initial Landlord                 Tenant

4.               Damp wipe or dust elevator walls, and polish call button plates.

5.               Clean elevator doors and thresholds.

6.               Check exit doors and lights in stairways and corridors.

7.               Clean and polish main entrance doors.

ONE TIME PER WEEK

Clean elevator walls and ceiling.

ONE TIME PER  MONTH

1.               Dust high ledges and partitions.

2.               Wet mop all stairs.

3.               Clean and polish composition floors.

ONE TIME PER YEAR

Professionally clean common area carpet.

HVAC HOLIDAY SCHEDULE

The HVAC will not be in operation on the following holidays:

New Years Day

Memorial Day

Independence Day / July 4

Labor Day

Veterans Day

Thanksgiving Day

Christmas Day

A schedule setting forth the days of observance of the foregoing holidays will be furnished by the Lessor upon request.

Please Initial Landlord                 Tenant

EXHIBIT F

Rules and Regulations For Office Lease

GENERAL RULES

1.   Tenant shall not suffer or permit the obstruction of any Common Areas, including but not limited to driveways, walkways and stairways.

2.   Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety, reputation, or property of the Project and its occupants.

3.   Tenant shall not make or permit any noise or odors that annoy or interfere with other lessees or persons having business within the Project.

4.   Tenant shall not keep animals or birds within the premises, and shall not bring bicycles, motorcycles, skateboards, or other vehicles into areas not designated as authorized for same.

5.   Tenant shall not make, suffer or permit litter except in appropriate receptacles for that purpose.

6.   Tenant shall not alter any lock or install new or additional locks or bolts without prior authorization from Landlord.

7.   Tenant shall be responsible for the inappropriate use of any toilet rooms plumbing, or other utilities.  No foreign substances of any kind are to be inserted therein.

8.   Tenant shall not deface the walls, partitions, or other surfaces of the premises or Project.

9.   Tenant shall not suffer or permit anything in or around the premises or Building(s) that causes excessive vibration or floor loading in any part of the Project.

10. Tenant shall not employ any service or contractor for services or work to be performed within the premises, except as approved by the Landlord.

11. Landlord reserves the right to close and lock the Project on Saturdays, Sundays, and legal holidays, and on other days between the hours of 6 P.M. and 8 A.M. of the following day.  If Tenant uses the Premises during such periods, Tenant shall be responsible for securely locking any doors it may have opened for entry.

12. Tenant shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.

13. No Tenant, employee or invitee shall go upon the roof of the Building(s).

14. Tenant shall not suffer or permit smoking or carrying of lighted cigars or cigarettes in areas reasonably designated by Landlord or by applicable governmental agencies as non-smoking areas.

15. Tenant shall not use any method of heating or air conditioning other than as provided by Landlord.

16. Tenant shall not install, maintain, or operate any vending machines on the premises without Landlord ‘s written consent.

17. The Premises shall not be used for lodging.

18. Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any governmental agency.

19. Landlord reserves the right to waive any one of these rules or regulations, and/or as to any particular Tenant, and any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof to such Tenant.

20. Tenant assumes all risks from theft or vandalism and agrees to keep its Premises locked as may be required.

21. Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Project and its occupants. Tenant agrees to abide by these and such rules and regulations.

PARKING RULES

1.     Parking areas shall be used only for parking by vehicles which have a “Quest Property Management Parking Permit”, if applicable.

2.     Vehicles permitted shall be no longer than full size passenger automobiles or pick up trucks and shall herein be called “Permitted Size Vehicles.”

3.     Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant ‘s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

4.     Landlord reserves the right to relocate all or a part of parking spaces from floor to floor within one floor, and/or to reasonably adjacent offsite locations(s), and to reasonably allocate them between compact and standard size spaces, as long as the same complies with applicable laws, ordinances, and regulations.

5.     Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

6.     Unless other wise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons, or loss of property, all of which the party using the parking area assumes risks.

7.     The maintenance, washing, waxing or cleaning of vehicles in the parking area(s) or Common Area is prohibited.

8.     Tenant shall be responsible for seeing that all of its employees, agents, and invitees comply with the applicable parking rules, regulations, laws and agreements.

9.     Landlord reserves the right to modify these rules and/or adopt such other reasonable and non-discriminatory rules and regulations, laws and agreements.

10.   Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.

Please Initial Landlord                 Tenant

ADDENDUM A

Addendum to Office Lease, dated March      , 2006,

in which Union Bank of California as Trustee for Quest Group Trust VII is referred to as Landlord and ImageWare Systems, Incorporated is referred to as Tenant.

ADDITIONAL PROVISIONS TO THE LEASE:

1.  Commencement Date. Tenant warrants and agrees that Tenant, at Tenant ‘s expense, has made all necessary inquiries and has or will take all action as required in order to occupy and use the premises in the manner contemplated by Tenant.  Such action shall include but not be limited to, the obtaining of a business license and the installation of any applicable utilities deemed necessary for Tenant ‘s use.  By executing the Lease, Tenant agrees to be responsible for all the terms and conditions of the Lease, including their payment of rent, from the Lease commencement date or from the date possession is tendered to Tenant, or occupancy is assumed, whichever is earlier, regardless of whether or not Tenant has commenced or completed any action required by Tenant herein. Landlord shall not be responsible to Tenant in any manner whatsoever for any delay to Tenant in obtaining such approvals or installations as may be required herein; where such approval or installation is beyond the reasonable control of Landlord.

2.  Tenant Improvements:

Landlord will provide a turnkey building out of the space plan identified in Exhibit C utilizing building standard improvements set forth in Exhibit D.

3.   Loitering. Tenant(s) and their guests and/or licensees shall not loiter, or congregate in or about the premises in any area not specifically designed and intended for such purposes.  By way of example and not by way of limitation, areas in which loitering or congregating shall not be allowed are parking areas, driveways, stairways, walkways, passageways, hallways, storage areas, entrances to the buildings of others, areas of construction and maintenance, and office areas.

4. Tenant Delays.  All dates by which Landlord is to complete the Tenant Improvements and/or deliver possession of the Premises to Tenant shall be extended by the number of days of delay occasioned by Tenant Delays.  “Tenant Delays” are defined as delays caused by acts or omissions of Tenant or its agents, including, but not limited to, delays caused by not providing the Preliminary Plan or additional information needed by the architect to complete the Plans in a timely manner, requests for changes to the Plans, by requests for incorporation of materials for which lead times exceed the time allowed for incorporation under Landlord’s then current schedule, and/or by delaying more than two (2) Business Days in approving any sample, substitution, or other item for which Landlord requests approval.   Landlord shall be deemed to complete each of its obligations on the date the same would have been completed absent Tenant Delays.  Tenant shall reimburse Landlord within thirty (30) days of request for all cost increases and other expenses caused by Tenant Delays.  Tenant acknowledges that the installation or completion of above Building Standard work, including long lead-time items, may delay substantial completion of the Tenant Improvements.  In the event Landlord agrees to any requested changes to the Plans, then (I) any additional costs resulting from the change shall be paid by Tenant to Landlord upon Landlord’s approval of the change, and (ii) any delays in substantial completion of the Tenant Improvements as a result of the change shall be deemed Tenant Delays.

5. Administration Fee.  Should Landlord be in the position of incurring any costs including loss of rents on behalf of Tenant, or should Tenant not fulfill any obligations of which he is liable and of which Landlord incurs cost thereof, Tenant shall be liable not only for costs incurred, but in addition shall be liable for a twenty percent (20%) surcharge above and beyond said actual costs.  Any costs incurred due to lock changes by Tenant shall be Tenant ‘s responsibility.

6.  Rules & Regulations. Tenant hereby agrees to abide by and conform to the rules and regulations attached hereto as Exhibit F.

7.  Parking. The Tenant shall be allowed a parking ratio of a maximum of 4 spaces per 1,000 rentable square feet leased on a non-reserved basis in common with the other tenants of the Building in the Building parking lot.  Tenant shall not park cars in the Building parking lot in excess of the parking ratio at any time during the Term of the Lease.  The Landlord anticipates enforcing tenant’s parking rights with the use of parking tags, and reserves the right to tow violators without notice. Landlord reserves the right to charge Tenant a fee for replacement of parking tags.

8.  Signage.  The Landlord will provide Building standard signage for the Tenant at the Tenant’s main entry door and on the Lobby directory sign.

Receipt of a copy is hereby acknowledged.  The undersigned acknowledges that this lease agreement, and the attached addendum(s) constitute the entire agreement between Landlord and Tenant.  Any and all representations by Landlord or its agents that are not written in the lease document are not a part of the lease agreement.

ACKNOWLEDGED AND ACCEPTED BY:

LANDLORD: Union Bank of California	TENANT: ImageWare Systems, Incorporated
as Trustee for Quest Group Trust VII

BY:	BY:
Jason Kaufman, Assistant Vice President	Wayne Wetherell, Sr. VP & CFO

Date:	Date:	September 7, 2006

Please Initial Landlord                 Tenant

BILLING INFORMATION SHEET

Please fill out the following information:

Company: ImageWare Systems, Inc.

Local Contact Person: David Harding

Phone:  (858) 405-8035 Fax: (503) 698-4408

Premises Address:

Billing Address: 10883 Thornmint Rd., San Diego, CA 92127

Contact: Paul Mosman

Phone:  (858) 673-8600 x126 Fax:   (858) 673-1770

Notice Address: 10883 Thornmint Rd., San Diego, CA 92127

Contact: Paul Mosman

Phone:(858) 673-8600 x126             Fax:  (858) 673-1770

After Hours Emergency Contact:

Name:   David Harding

Phone:   (503) 392-4629  or (949) 279-2374

Please Initial Landlord                 Tenant